EXHIBIT 1

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1	Name and Address of Company

Intertape Polymer Group Inc. (“Intertape”)
9999 Cavendish Blvd., suite 200
Montreal (Quebec) H4M 2X5

ITEM 2	Date of Material Change

February 1, 2012.

ITEM 3	News Release

A news release disclosing the material change was issued by Intertape on February 2, 2012 through the facilities of Marketwire.

ITEM 4	Summary of Material Change

On February 1, 2012, Intertape Polymer Group Inc. (TSX: ITP) and certain of its affiliates entered into a third amendment to its US$200 million asset-based loan facility agreement that provided for, amongst others, an extension of the facility’s maturity date from March 2013 to February 2017.

ITEM 5	Full Description of Material Change

Please see the news release and amendment included in this filing.

ITEM 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

ITEM 7	Omitted Information

No information has been omitted from this report on the basis that it is confidential information.

ITEM 8	Executive Officer

For additional information with respect to this material change, the following person may be contacted:

Bernard J. Pitz
Chief Financial Officer
Tel: 866-202-4713

ITEM 9	Date of Report

This report is dated as of the 2nd day of February, 2012.